FOR IMMEDIATE RELEASE

Yadkin Financial Corporation Announces Fourth Quarter and Fiscal Year 2015 Results,
Continued Growth in Operating Income and Tangible Book Value

RALEIGH, N.C., January 28, 2016 – Yadkin Financial Corporation (NYSE: YDKN) (the "Company" or "Yadkin"), the parent company of Yadkin Bank, today announced financial results for the fourth quarter and fiscal year ended December 31, 2015.

Performance Highlights
Fourth Quarter 2015

•
The Company continues to prepare for the anticipated acquisition of NewBridge Bancorp and its wholly-owned subsidiary, NewBridge Bank, which is expected to be completed later in the first quarter or early in the second quarter of 2016, subject to regulatory approval and customary closing conditions.

•
Net operating earnings available to common shareholders, which excludes certain non-operating income and expense items, totaled $12.6 million or $0.40 per diluted share for Q4 2015, compared to $12.5 million or $0.40 per diluted share for Q3 2015.

•	Net income available to common shareholders totaled $11.8 million, or $0.37 per diluted share, for both Q4 2015 and Q3 2015.

•	Tangible book value increased to $12.51 per common share as of December 31, 2015, from $12.31 per common share as of September 30, 2015.

•	Loan growth strengthened in Q4 2015 with $391.1 million in new loans and commitments originated; net loans grew at an annualized rate of 12.9 percent in Q4 2015.

•	Non-maturity deposits grew at an annualized rate of 13.5 percent in Q4 2015.

•
Annualized operating return on average assets was 1.14 percent in Q4 2015, down slightly from 1.15 percent in Q3 2015 due to fourth quarter loan growth; annualized operating return on average tangible common equity was 13.14 percent in Q4 2015, compared to 13.34% in Q3 2015.

Full Year 2015

•	Net operating income available to common shareholders totaled $47.4 million or $1.49 per diluted share in 2015, compared to $27.2 million or $1.33 per share for 2014.

•	The return on tangible common equity was 12.92 percent for 2015.

•	Operating efficiency ratio improved to 59.18 percent for 2015, compared to 64.24 percent for 2014.

•	Loans increased $178.3 million or 6.2 percent during 2015.

•	The Company redeemed $28.4 million of preferred stock during 2015.

•	The Company initiated a quarterly cash dividend of $0.10 per share during the third quarter of 2015.
"We are pleased to again report strong operating earnings for the fourth quarter of 2015, driven by robust loan and deposit growth, top line revenue growth, and a continued focus on efficient operations," commented Scott Custer, Yadkin's CEO. "We are also pleased with our progress to date as we prepare to complete the merger with NewBridge Bancorp and integrate its operations with Yadkin. We are very excited about the combination of these two high quality organizations and the operating scale we believe the merger will provide. In every way, this acquisition will enhance our ability to be the bank of choice for businesses and individuals throughout the communities and markets we serve. The Company completed 2015 with strong growth and high performance, and we look forward to continuing this momentum in 2016.”

Results of Operations and Asset Quality

4Q 2015 compared to 3Q 2015

Net operating earnings, which excludes merger and conversion costs, restructuring charges, securities gains and losses, gains resulting from the sale of two branches, income tax expense resulting from a third quarter revaluation of deferred tax assets resulting from a change in the state income tax rate, and the related income tax expense of these adjustments, totaled $12.6 million in the fourth quarter of 2015 compared to $12.5 million in the third quarter of 2015. Pre-tax, pre-provision operating earnings, which also excludes nonrecurring income and expenses, totaled $21.8 million in the fourth quarter of 2015, compared to $21.4 million in the third quarter of 2015. Net income available to common shareholders totaled $11.8 million , or $0.37 per diluted share, in both the fourth and third quarters of 2015.

Net interest income improved to $41.3 million in the fourth quarter of 2015, compared to $39.3 million in the third quarter of 2015 primarily due to loan and investment growth and improved investment security yields. The taxable-equivalent net interest margin improved from 4.19 percent in the third quarter of 2015 to 4.29 percent in the fourth quarter of 2015.

Net accretion income on acquired loans totaled $3.0 million in the fourth quarter of 2015, which consisted of $791 thousand of net accretion on purchased credit-impaired ("PCI") loans and $2.2 million of accretion income on purchased non-impaired loans. Net accretion income on acquired loans in the third quarter of 2015 totaled $3.4 million, which included $895 thousand of accretion on PCI loans and $2.5 million of accretion income on purchased non-impaired loans. Accretion income on purchased non-impaired loans included $861 thousand of accelerated accretion due to principal prepayments in the fourth quarter of 2015, compared to $978 thousand in the third quarter of 2015.

The following table summarizes the changes in the Company's allowance for loan losses ("ALLL") in the third and fourth quarters of 2015.

(Dollars in thousands)	Non-PCI Loans	PCI Loans	Total

Q4 2015
Balance at October 1, 2015	$7,602	$1,398	$9,000
Net charge-offs	(1,945)	—	(1,945)
Provision for loan losses	2,790	(76)	2,714
Balance at December 31, 2015	$8,447	$1,322	$9,769

Q3 2015
Balance at July 1, 2015	$7,000	$1,358	$8,358
Net charge-offs	(934)	—	(934)
Provision for loan losses	1,536	40	1,576
Balance at September 30, 2015	$7,602	$1,398	$9,000

ALLL was $9.8 million, or 0.32 percent of total loans as of December 31, 2015 compared to $9.0 million, or 0.30 percent of total loans, as of September 30, 2015. Net charge-offs of non-PCI loans totaled $1.9 million during the fourth quarter of 2015, compared to $934 thousand during the third quarter, with most of the increase resulting from losses associated with a legacy relationship that was acquired in 2011. Annualized net charge-offs were 0.25 percent of average loans in the fourth quarter of 2015 compared to 0.12 percent during the third quarter. Provision for loan losses was $2.7 million in the fourth quarter of 2015 compared to $1.6 million in the third quarter of 2015, primarily resulting from higher net charge-offs. Adjusted ALLL, which includes ALLL and net acquisition accounting fair value adjustments for acquired loans, represented 1.62 percent of total loans as of December 31, 2015 compared to 1.75 percent as of September 30, 2015.

Nonperforming loans as a percentage of total loans was 1.06 percent as of December 31, 2015, compared to 1.25 percent as of September 30, 2015. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 1.07 percent as of December 31, 2015, compared to 1.12 percent as of September 30, 2015.

Non-interest income was $10.0 million in the fourth quarter of 2015, compared to $10.8 million in the third quarter of 2015. Non-interest income during the fourth quarter of 2015 included an $88 thousand gain on the sale of two branches, part of a previously announced branch optimization plan. Service charges and fees on deposit accounts decreased by $130 thousand. Government-guaranteed, small business lending income, which includes gains on sales of the guaranteed portion of certain SBA loans as well as servicing fees on previously sold U.S. Small Business Association ("SBA") loans, improved from $3.0 million in the third quarter of 2015 to $3.2 million in the fourth quarter of 2015. Mortgage banking income decreased by $160 thousand primarily due to unfavorable fair value adjustments for mortgage commitments and loans held for sale, as well as seasonality in the mortgage business that resulted in lower mortgage production.

Non-interest expense totaled $30.6 million in the fourth quarter of 2015 compared to $28.8 million in the third quarter of 2015. Non-interest expense included $803 thousand and $104 thousand, respectively, in merger and conversion costs, which included professional fees, data processing and technology costs related to the merger activity. Operating non-interest expense, which excludes merger and conversion costs and restructuring charges, increased by $785 thousand from the third quarter, primarily due to higher personnel and occupancy costs. The Company's operating efficiency ratio, which excludes merger and conversion costs, restructuring charges, securities gains and losses and gains resulting from the sale of two branches, was 57.3 percent in the third quarter of 2015, compared to 57.5 percent in the fourth quarter of 2015.

Income tax expense was $6.2 million in the fourth quarter of 2015 compared to $7.9 million in the third quarter of 2015. The effective tax rate declined from 40.1 percent in the third quarter of 2015 to 34.3 percent in the fourth quarter of 2015, partially due to the third quarter recognition of $651 thousand in income tax expense resulting from the revaluation of the Company's deferred tax asset at a lower North Carolina state income tax rate. Additionally, the Company made investments in certain renewable energy tax credit funds in 2015 which began generating tax credits in the fourth quarter of 2015. The net benefit of these tax credit investments decreased tax expense in the quarter by $398 thousand.

4Q 2015 compared to 4Q 2014

Net operating earnings, which excludes merger and conversion costs, restructuring charges, securities gains and losses, and a fourth quarter 2014 tax benefit from the reversal of a valuation allowance on certain deferred tax assets, totaled $12.6 million in the fourth quarter of 2015 compared to $11.6 million in the fourth quarter of 2014. Pre-tax, pre-provision operating earnings, which also excludes nonrecurring income and expenses, increased to $21.8 million in the fourth quarter of 2015, from $18.4 million in the fourth quarter of 2014. Net operating earnings benefited from higher operating non-interest income and lower operating non-interest expense in the fourth quarter of 2015.

Net income available to common shareholders totaled $11.8 million in the fourth quarter of 2015, or $0.37 per diluted share, compared to $14.7 million, or $0.46 per diluted share, in the fourth quarter of 2014.

Dividend Information

On January 27, 2016, Yadkin's Board of Directors declared a cash dividend of $0.10 per share of unrestricted common stock, payable February 18, 2016, to shareholders of record on February 11, 2016.

****

Yadkin Financial Corporation is the holding company for Yadkin Bank, a full-service state-chartered community bank providing services in 68 branches across North Carolina and upstate South Carolina. Serving over 80,000 customers, the Company has assets of $4.5 billion. The Bank’s primary business is providing banking, mortgage, investment and insurance services to residents and businesses across the Carolinas. The Bank provides mortgage-lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, NC. The Bank’s SBA Lending (Government Guaranteed Lending) division is headquartered in Charlotte, NC. Yadkin Financial Corporation’s website is www.yadkinbank.com. The common stock is traded on the NYSE under the symbol YDKN.

Conference Call

Yadkin Financial Corporation will host a conference call at 10:00 a.m. Eastern Time on January 28, 2016, to discuss the Company's financial results. The call may be accessed by dialing (800) 698-6127 and requesting the Yadkin Financial Corporation Fourth Quarter 2015 Conference Call. Listeners should dial in 10-15 minutes prior to the start of the call.

A webcast of the conference call will be available online at www.yadkinbank.com and following the links to About Us, Investor Relations. A replay of the call will be available through February 25, 2016, by dialing (800) 633-8284 or (402) 977-9140 and entering reservation number 21802499.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. Yadkin uses non-GAAP financial measures, including: (i) net operating earnings available to common shareholders; (ii) pre-tax, pre-provision operating earnings; (iii) operating non-interest expense, (iv) operating efficiency ratio, (v) adjusted allowance for loan losses, (vi) adjusted allowance for loan losses to loans, (vii) tangible common equity, (viii) taxable-equivalent net interest income, (ix) taxable equivalent net interest margin, and (x) taxable-equivalent core net interest margin, in its analysis of the Company's performance. Net operating earnings available to common shareholders excludes the following from net income available to common shareholders: securities gains and losses, merger and conversion costs, restructuring charges, non-recurring branch sale gains, a one-time reversal of a valuation allowance on certain deferred tax assets, revaluations of deferred tax assets resulting from changes in statutory state income tax rates, and the income tax effect of adjustments. Pre-tax, pre-provision operating earnings excludes the following from net income: provision for loan losses, income tax expense, securities gains and losses, non-recurring branch sale gains, merger and conversion costs, and restructuring charges. Operating non-interest expense excludes merger and conversion costs and restructuring charges from non-interest expense. The operating efficiency ratio excludes non-recurring branch sale gains, securities gains and losses, merger and conversion costs, and restructuring charges from the efficiency ratio. Adjusted allowance for loan losses and adjusted allowance for loan losses to loans add net acquisition accounting fair value discounts to the allowance for loan losses. Tangible common equity excludes preferred stock as well as goodwill and other intangible assets, net, from shareholders' equity. Taxable-equivalent net interest income and taxable-equivalent net interest margin include the tax benefit of certain assets that are exempt from federal and/or state income taxes. Taxable-equivalent core net interest margin reflects the tax benefit of certain assets that are exempt from federal and/or state income taxes and excludes the impact of acquisition-related accretion and amortization.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Yadkin performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, reduced earnings due to larger than expected credit losses in the sectors of our loan portfolio secured by real estate due to economic factors, including declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors; reduced earnings due to larger credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral; the rate of delinquencies and amount of loans charged-off; the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods; costs or difficulties related to the integration of the banks we acquired or may acquire may be greater than expected; factors relating to our proposed acquisition of NewBridge Bancorp (“NewBridge”), including our ability to consummate the transaction on a timely basis, if at all, our ability to effectively and timely integrate the operations of Yadkin and NewBridge, our ability to achieve the estimated synergies from this proposed transaction and once integrated, the effects of such business combination on our future financial condition, operating results, strategy and plans; results of examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or write down assets; the amount of our loan portfolio collateralized by real estate; our ability to maintain appropriate levels of capital; adverse changes in asset quality and resulting credit risk-related losses and expenses; increased funding costs due to market illiquidity, competition for funding, and increased regulatory requirements with regard to funding; significant increases in competitive pressure in the banking and financial services industries; changes in political conditions or the legislative or regulatory environment, including the effect of future financial reform legislation on the banking industry; general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; our ability to retain our existing customers, including our deposit relationships; changes occurring in business conditions and inflation; changes in monetary and tax policies; ability of borrowers to repay loans; risks associated with a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers or other third parties, including cyber attacks, which could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses; changes in accounting principles, policies or guidelines; changes in the assessment of whether a deferred tax valuation allowance is necessary; our reliance on secondary liquidity sources such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits; loss of consumer confidence and economic disruptions resulting from terrorist activities or military actions; and changes in the securities markets. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update such forward-looking statements.

Additional Information About the Proposed Transaction and Where to Find It

This communication includes statements made in respect of the proposed transaction involving Yadkin and NewBridge.  This material is not a substitute for the definitive joint proxy statement/prospectus or any other documents which Yadkin and NewBridge may send to their respective shareholders in connection with the proposed merger.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, Yadkin has filed with the Securities and Exchange Commission (“SEC”) and the SEC has declared effective, a definitive Registration Statement on Form S-4 that includes a joint proxy statement of Yadkin and NewBridge and a prospectus of Yadkin, as well as other relevant documents concerning the proposed transaction.  Investors and security holders are also urged to carefully review and consider each of Yadkin’s and NewBridge’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. Both NewBridge and Yadkin have mailed the joint proxy statement/prospectus to their respective shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SHAREHOLDERS OF YADKIN AND NEWBRIDGE ARE URGED TO CAREFULLY READ THE ENTIRE DEFINITIVE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other filings containing information about Yadkin and NewBridge at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus and the other filings may also be obtained free of charge at Yadkin’s website at www.yadkinbank.com, or at NewBridge’s website at www.newbridgebank.com.

CONTACT:
Terry Earley, CFO
Yadkin Financial Corporation
Phone: (919) 659-9015
Email: Terry.Earley@yadkinbank.com

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Interest income
Loans	$41,025	$40,300	$40,404	$39,796	$41,160
Investment securities	5,243	3,957	3,786	3,996	4,058
Federal funds sold and interest-earning deposits	54	47	45	50	54
Total interest income	46,322	44,304	44,235	43,842	45,272
Interest expense
Deposits	2,950	3,097	3,073	2,889	2,714
Short-term borrowings	489	437	331	289	168
Long-term debt	1,541	1,465	1,504	1,488	1,599
Total interest expense	4,980	4,999	4,908	4,666	4,481
Net interest income	41,342	39,305	39,327	39,176	40,791
Provision for loan losses	2,714	1,576	994	961	843
Net interest income after provision for loan losses	38,628	37,729	38,333	38,215	39,948
Non-interest income
Service charges and fees on deposit accounts	3,436	3,566	3,495	3,253	3,506
Government-guaranteed lending	3,170	3,009	3,677	2,873	2,917
Mortgage banking	1,571	1,731	1,633	1,322	1,002
Bank-owned life insurance	466	470	465	472	517
Gain (loss) on sales of available for sale securities	(85)	—	84	1	4
Gain on sale of branches	88	—	—	—	—
Other	1,320	2,022	1,446	918	1,616
Total non-interest income	9,966	10,798	10,800	8,839	9,562
Non-interest expense
Salaries and employee benefits	15,777	14,528	15,391	15,202	16,787
Occupancy and equipment	4,722	4,641	4,637	4,799	5,009
Data processing	1,931	1,851	1,929	1,888	1,959
Professional services	861	1,196	1,407	1,092	1,431
FDIC insurance premiums	674	732	772	714	636
Foreclosed asset expenses	366	277	445	188	129
Loan, collection, and repossession expense	926	931	850	936	849
Merger and conversion costs	803	104	(25)	220	1,589
Restructuring charges	282	50	2,294	907	33
Amortization of other intangible assets	745	761	777	815	861
Other	3,477	3,777	3,839	4,197	4,309
Total non-interest expense	30,564	28,848	32,316	30,958	33,592
Income before income taxes	18,030	19,679	16,817	16,096	15,918
Income tax expense	6,182	7,891	6,076	5,846	607
Net income	11,848	11,788	10,741	10,250	15,311
Dividends on preferred stock	—	—	183	639	639
Net income available to common shareholders	$11,848	$11,788	$10,558	$9,611	$14,672

NET INCOME PER COMMON SHARE
Basic	$0.37	$0.37	$0.33	$0.30	$0.46
Diluted	0.37	0.37	0.33	0.30	0.46

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	31,617,993	31,608,909	31,609,021	31,606,909	31,597,798
Diluted	31,815,333	31,686,150	31,610,620	31,608,928	31,602,497

ANNUAL RESULTS OF OPERATIONS (UNAUDITED)

	Year Ended December 31,
(Dollars in thousands, except per share data)	2015	2014
Interest income
Loans	$161,525	$122,613
Investment securities	16,982	11,791
Federal funds sold and interest-earning deposits	196	144
Total interest income	178,703	134,548
Interest expense
Deposits	12,009	8,404
Short-term borrowings	1,546	406
Long-term debt	5,998	5,170
Total interest expense	19,553	13,980
Net interest income	159,150	120,568
Provision for loan losses	6,245	3,413
Net interest income after provision for loan losses	152,905	117,155
Non-interest income
Service charges and fees on deposit accounts	13,750	9,574
Government-guaranteed lending	12,729	9,450
Mortgage banking	6,257	3,370
Bank-owned life insurance	1,873	1,784
Gain on sales of available for sale securities	—	126
Gain on sale of branches	88	415
Other	5,706	4,198
Total non-interest income	40,403	28,917
Non-interest expense
Salaries and employee benefits	60,898	51,342
Occupancy and equipment	18,799	15,075
Data processing	7,599	5,235
Professional services	4,556	3,943
FDIC insurance premiums	2,892	2,091
Foreclosed asset expenses	1,276	671
Loan, collection, and repossession expense	3,643	3,075
Merger and conversion costs	1,102	22,136
Restructuring charges	3,533	1,142
Amortization of other intangible assets	3,098	2,157
Other	15,290	12,087
Total non-interest expense	122,686	118,954
Income before income taxes	70,622	27,118
Income tax expense	25,995	5,413
Net income	44,627	21,705
Dividends on preferred stock	822	1,269
Net income attributable to non-controlling interests	—	2,466
Net income available to common shareholders	$43,805	$17,970

NET INCOME PER COMMON SHARE
Basic	$1.39	$0.88
Diluted	1.38	0.88

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	31,610,733	20,500,519
Diluted	31,695,808	20,505,142

QUARTERLY FINANCIAL DATA (UNAUDITED)

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Selected Performance Ratios (Annualized)
Return on average assets	1.07%	1.08%	1.01%	0.98%	1.44%
Net operating return on average assets	1.14%	1.15%	1.14%	1.04%	1.09%
Return on average shareholders' equity	8.38%	8.45%	7.71%	7.37%	11.05%
Net operating return on average shareholders' equity	8.92%	8.98%	8.68%	7.87%	8.39%
Return on average tangible common equity	11.90%	12.09%	11.20%	10.61%	16.52%
Net operating return on average tangible common equity	13.14%	13.34%	13.13%	11.94%	12.97%
Yield on earning assets, tax equivalent	4.81%	4.72%	4.83%	4.84%	4.92%
Cost of interest-bearing liabilities	0.65%	0.66%	0.65%	0.63%	0.60%
Net interest margin, tax equivalent	4.29%	4.19%	4.29%	4.33%	4.43%
Efficiency ratio	59.57%	57.58%	64.47%	64.48%	66.71%
Operating efficiency ratio	57.46%	57.27%	60.04%	62.13%	63.50%

Per Common Share
Net income, basic	$0.37	$0.37	$0.33	$0.30	$0.46
Net income, diluted	0.37	0.37	0.33	0.30	0.46
Net operating earnings, basic	0.40	0.40	0.38	0.33	0.35
Net operating earnings, diluted	0.40	0.40	0.38	0.33	0.35
Book value	17.73	17.56	17.28	17.07	16.75
Tangible book value	12.51	12.31	12.01	11.75	11.41
Common shares outstanding	31,726,767	31,711,901	31,712,021	31,609,021	31,599,150

Asset Quality Data and Ratios
Nonperforming loans:
Nonacrual loans	$21,194	$27,830	$25,692	$26,841	$17,949
Accruing loans past due 90 days or more	11,337	9,303	6,800	10,789	8,810
Foreclosed assets	15,346	11,793	13,547	12,427	12,891
Total nonperforming assets	$47,877	$48,926	$46,039	$50,057	$39,650
Restructured loans not included in nonperforming assets	$5,609	$2,564	$2,333	$2,043	$3,948
Net charge-offs to average loans (annualized)	0.25%	0.12%	0.12%	0.07%	0.09%
Allowance for loan losses to loans	0.32%	0.30%	0.28%	0.28%	0.27%
Adjusted allowance for loan losses to loans	1.62%	1.75%	1.88%	2.04%	2.17%
Nonperforming loans to loans	1.06%	1.25%	1.10%	1.29%	0.92%
Nonperforming assets to total assets	1.07%	1.12%	1.06%	1.17%	0.93%

Capital Ratios
Tangible equity to tangible assets	9.21%	9.30%	9.16%	9.75%	9.49%
Tangible common equity to tangible assets	9.21%	9.30%	9.16%	9.06%	8.80%
Yadkin Financial Corporation[1]:
Tier 1 leverage	9.45%	9.40%	9.22%	9.60%	9.33%
Common equity Tier 1[2]	10.48%	10.50%	10.43%	10.14%	NR
Tier 1 risk-based capital	10.54%	10.55%	10.43%	10.82%	10.87%
Total risk-based capital	11.90%	11.98%	11.88%	12.25%	12.34%
Yadkin Bank[1]:
Tier 1 leverage	10.34%	10.35%	10.17%	10.59%	10.13%
Common equity Tier 1[2]	11.53%	11.64%	11.53%	11.97%	NR
Tier 1 risk-based capital	11.53%	11.64%	11.53%	11.97%	11.82%
Total risk-based capital	11.88%	12.04%	11.93%	12.34%	12.18%

[1] Regulatory capital ratios for Q4 2015 are estimates.
[2] Yadkin became subject to new Basel III regulatory capital rules in Q1 2015. The common equity Tier 1 ratio was not reported in prior periods.

QUARTERLY BALANCE SHEETS (UNAUDITED)

	Ending Balances
(Dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Assets
Cash and due from banks	$60,783	$54,667	$65,620	$55,426	$65,312
Interest-earning deposits with banks	50,885	23,088	57,141	52,826	66,548
Federal funds sold	250	—	200	250	505
Investment securities available for sale	689,132	713,492	649,015	658,323	672,421
Investment securities held to maturity	39,182	39,292	39,402	39,511	39,620
Loans held for sale	47,287	37,962	38,622	32,322	20,205
Loans	3,076,544	2,979,779	2,955,771	2,913,859	2,898,266
Allowance for loan losses	(9,769)	(9,000)	(8,358)	(8,284)	(7,817)
Net loans	3,066,775	2,970,779	2,947,413	2,905,575	2,890,449
Purchased accounts receivable	52,688	69,383	69,933	62,129	44,821
Federal Home Loan Bank stock	24,844	22,932	21,976	20,277	19,499
Premises and equipment, net	73,739	75,530	77,513	78,683	80,379
Bank-owned life insurance	78,863	78,397	77,927	77,462	76,990
Foreclosed assets	15,346	11,793	13,547	12,427	12,891
Deferred tax asset, net	55,607	54,402	62,179	67,071	73,059
Goodwill	152,152	152,152	152,152	152,152	152,152
Other intangible assets, net	13,579	14,324	15,085	15,862	16,677
Accrued interest receivable and other assets	53,032	44,033	39,327	38,782	36,506
Total assets	$4,474,144	$4,362,226	$4,327,052	$4,269,078	$4,268,034

Liabilities
Deposits:
Non-interest demand	$744,053	$730,928	$697,653	$655,333	$680,387
Interest-bearing demand	523,719	484,187	475,597	472,524	469,898
Money market and savings	1,024,617	1,001,739	991,982	1,010,348	1,004,796
Time	1,017,908	1,030,915	1,077,862	1,070,970	1,092,283
Total deposits	3,310,297	3,247,769	3,243,094	3,209,175	3,247,364
Short-term borrowings	375,500	395,500	355,500	325,500	250,500
Long-term debt	194,967	129,859	147,265	137,199	180,164
Accrued interest payable and other liabilities	30,831	32,301	33,077	29,385	32,204
Total liabilities	3,911,595	3,805,429	3,778,936	3,701,259	3,710,232

Shareholders' equity
Preferred stock	—	—	—	28,405	28,405
Common stock	31,727	31,712	31,712	31,609	31,599
Common stock warrant	717	717	717	717	717
Additional paid-in capital	492,828	492,387	492,151	492,194	492,014
Retained earnings	44,794	36,109	27,481	16,922	7,311
Accumulated other comprehensive loss	(7,517)	(4,128)	(3,945)	(2,028)	(2,244)
Total shareholders' equity	562,549	556,797	548,116	567,819	557,802
Total liabilities and shareholders' equity	$4,474,144	$4,362,226	$4,327,052	$4,269,078	$4,268,034

QUARTERLY NET INTEREST MARGIN ANALYSIS

	Three months ended December 31, 2015			Three months ended September 30, 2015			Three months ended December 31, 2014
(Dollars in thousands)	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans	$3,052,866	$41,082	5.34%	$2,985,063	$40,362	5.36%	$2,887,688	$41,160	5.65%
Investment securities	746,243	5,511	2.93	709,914	4,209	2.35	728,683	4,293	2.34
Federal funds and other	51,900	54	0.41	55,246	47	0.34	55,101	54	0.39
Total interest-earning assets	3,851,009	46,647	4.81%	3,750,223	44,618	4.72%	3,671,472	45,507	4.92%
Goodwill	152,152			152,152			152,152
Other intangibles, net	14,036			14,763			17,032
Other non-interest-earning assets	382,964			400,811			385,284
Total assets	$4,400,161			$4,317,949			$4,225,940

Liabilities and Equity
Interest-bearing demand	$499,987	$135	0.11%	$487,173	$130	0.11%	$454,369	$156	0.14%
Money market and savings	997,744	632	0.25	996,357	713	0.28	975,788	695	0.28
Time	1,044,986	2,183	0.83	1,056,806	2,254	0.85	1,103,572	1,863	0.67
Total interest-bearing deposits	2,542,717	2,950	0.46	2,540,336	3,097	0.48	2,533,729	2,714	0.42
Short-term borrowings	372,832	489	0.52	349,900	437	0.50	233,500	168	0.29
Long-term debt	136,818	1,541	4.47	125,846	1,465	4.62	199,043	1,599	3.19
Total interest-bearing liabilities	3,052,367	4,980	0.65%	3,016,082	4,999	0.66%	2,966,272	4,481	0.60%
Non-interest-bearing deposits	756,846			718,989			683,402
Other liabilities	29,789			29,196			26,393
Total liabilities	3,839,002			3,764,267			3,676,067
Shareholders’ equity	561,159			553,682			549,873
Total liabilities and shareholders’ equity	$4,400,161			$4,317,949			$4,225,940

Net interest income, taxable equivalent		$41,667			$39,619			$41,026
Interest rate spread			4.16%			4.06%			4.32%
Tax equivalent net interest margin			4.29%			4.19%			4.43%

Percentage of average interest-earning assets to average interest-bearing liabilities			126.16%			124.34%			123.77%
* Taxable equivalent basis

APPENDIX - RECONCILIATION OF NON-GAAP MEASURES-QUARTERLY

	As of and for the three months ended
(Dollars in thousands, except per share data)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Operating Earnings
Net income	$11,848	$11,788	$10,741	$10,250	$15,311
Securities (gains) losses	85	—	(84)	(1)	(4)
Gain on sale of branches	(88)	—	—	—	—
Merger and conversion costs	803	104	(25)	220	1,589
Restructuring charges	282	50	2,294	907	33
Income tax effect of adjustments	(311)	(59)	(836)	(431)	(601)
DTA revaluation from reduction in state income tax rates, net of federal benefit	—	651	—	—	—
DTA valuation allowance reversal	—	—	—	—	(4,706)
Net operating earnings (Non-GAAP)	12,619	12,534	12,090	10,945	11,622
Dividends on preferred stock	—	—	183	639	639
Net operating earnings available to common shareholders (Non-GAAP)	$12,619	$12,534	$11,907	$10,306	$10,983
Net operating earnings per common share:
Basic (Non-GAAP)	$0.40	$0.40	$0.38	$0.33	$0.35
Diluted (Non-GAAP)	0.40	0.40	0.38	0.33	0.35

Pre-Tax, Pre-Provision Operating Earnings
Net income	$11,848	$11,788	$10,741	$10,250	$15,311
Provision for loan losses	2,714	1,576	994	961	843
Income tax expense	6,182	7,891	6,076	5,846	607
Pre-tax, pre-provision income	20,744	21,255	17,811	17,057	16,761
Securities (gains) losses	85	—	(84)	(1)	(4)
Gain on sale of branches	(88)	—	—	—	—
Merger and conversion costs	803	104	(25)	220	1,589
Restructuring charges	282	50	2,294	907	33
Pre-tax, pre-provision operating earnings (Non-GAAP)	$21,826	$21,409	$19,996	$18,183	$18,379

Operating Non-Interest Income
Non-interest income	$9,966	$10,798	$10,800	$8,839	$9,562
Securities (gains) losses	85	—	(84)	(1)	(4)
Gain on sale of branches	(88)	—	—	—	—
Operating non-interest income (Non-GAAP)	$9,963	$10,798	$10,716	$8,838	$9,558

Operating Non-Interest Expense
Non-interest expense	$30,564	$28,848	$32,316	$30,958	$33,592
Merger and conversion costs	(803)	(104)	25	(220)	(1,589)
Restructuring charges	(282)	(50)	(2,294)	(907)	(33)
Operating non-interest expense (Non-GAAP)	$29,479	$28,694	$30,047	$29,831	$31,970

Operating Efficiency Ratio
Efficiency ratio	59.57%	57.58%	64.47%	64.48%	66.71%
Effect to adjust for securities gains (losses)	(0.10)	—	0.11	—	0.01
Effect to adjust for gain on sale of branches	0.10	—	—	—	—
Effect to adjust for merger and conversion costs	(1.56)	(0.21)	0.04	(0.46)	(3.15)
Effect to adjust for restructuring costs	(0.55)	(0.10)	(4.58)	(1.89)	(0.07)
Operating efficiency ratio (Non-GAAP)	57.46%	57.27%	60.04%	62.13%	63.50%

	As of and for the three months ended
(Dollars in thousands, except per share data)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Taxable-Equivalent Net Interest Income
Net interest income	$41,342	$39,305	$39,327	$39,176	$40,791
Taxable-equivalent adjustment	325	314	302	233	235
Taxable-equivalent net interest income (Non-GAAP)	$41,667	$39,619	$39,629	$39,409	$41,026

Core Net Interest Income and Net Interest Margin (Annualized)
Taxable-equivalent net interest income (Non-GAAP)	$41,667	$39,619	$39,629	$39,409	$41,026
Acquisition accounting amortization / accretion adjustments related to:
Loans	(2,970)	(3,404)	(4,035)	(4,451)	(5,104)
Deposits	(522)	(713)	(863)	(1,011)	(1,194)
Borrowings and debt	170	155	132	100	70
Income from issuer call of debt security	(742)	—	—	—	—
Core net interest income (Non-GAAP)	$37,603	$35,657	$34,863	$34,047	$34,798

Divided by: average interest-earning assets	$3,851,009	$3,750,223	$3,702,156	$3,690,747	$3,671,472
Core taxable-equivalent net interest margin (Non-GAAP)	3.87%	3.77%	3.78%	3.74%	3.76%

Adjusted Allowance for Loan Losses
Allowance for loan losses	$9,769	$9,000	$8,358	$8,284	$7,817
Net acquisition accounting discounts to loans	40,188	43,095	47,160	51,125	55,166
Adjusted allowance for loan losses (Non-GAAP)	$49,957	$52,095	$55,518	$59,409	$62,983

Divided by: total loans	$3,076,544	$2,979,779	$2,955,771	$2,913,859	$2,898,266
Adjusted allowance for loan losses to loans (Non-GAAP)	1.62%	1.75%	1.88%	2.04%	2.17%

Tangible Common Equity to Tangible Assets
Shareholders' equity	$562,549	$556,797	$548,116	$567,819	$557,802
Less preferred stock	—	—	—	28,405	28,405
Less goodwill and other intangible assets	165,731	166,476	167,237	168,014	168,829
Tangible common equity (Non-GAAP)	$396,818	$390,321	$380,879	$371,400	$360,568

Total assets	$4,474,144	$4,362,226	$4,327,052	$4,269,078	$4,268,034
Less goodwill and other intangible assets	165,731	166,476	167,237	168,014	168,829
Tangible assets	$4,308,413	$4,195,750	$4,159,815	$4,101,064	$4,099,205

Tangible common equity to tangible assets (Non-GAAP)	9.21%	9.30%	9.16%	9.06%	8.80%

Tangible Book Value per Share
Tangible common equity (Non-GAAP)	$396,818	$390,321	$380,879	$371,400	$360,568
Divided by: common shares outstanding	31,726,767	31,711,901	31,712,021	31,609,021	31,599,150
Tangible book value per common share (Non-GAAP)	$12.51	$12.31	$12.01	$11.75	$11.41

APPENDIX - RECONCILIATION OF NON-GAAP MEASURES-ANNUAL

	Year ended December 31,
(Dollars in thousands, except per share data)	2015	2014

Operating Earnings
Net income	$44,627	$21,705
Securities gains	—	(126)
Gain on sale of branches	(88)	(415)
Merger and conversion costs	1,102	22,136
Restructuring charges	3,533	1,142
Income tax effect of adjustments	(1,637)	(7,553)
DTA revaluation from reduction in state income tax rates, net of federal benefit	651	—
DTA valuation allowance reversal	—	(4,706)
Net operating earnings (Non-GAAP)	48,188	32,183
Dividends on preferred stock	(822)	(1,269)
Net income attributable to non-controlling interests	—	(2,466)
Allocation of adjustments to non-controlling interests	—	(1,231)
Net operating earnings available to common shareholders (Non-GAAP)	$47,366	$27,217
Net operating earnings per common share:
Basic (Non-GAAP)	$1.50	$1.33
Diluted (Non-GAAP)	1.49	1.33

Pre-Tax, Pre-Provision Operating Earnings
Net income	$44,627	$21,705
Provision for loan losses	6,245	3,413
Income tax expense	25,995	5,413
Pre-tax, pre-provision income	76,867	30,531
Securities gains	—	(126)
Gain on sale of branches	(88)	(415)
Merger and conversion costs	1,102	22,136
Restructuring charges	3,533	1,142
Pre-tax, pre-provision operating earnings (Non-GAAP)	$81,414	$53,268

Operating Non-Interest Income
Non-interest income	$40,403	$28,917
Securities gains	—	(126)
Gain on sale of branches	(88)	(415)
Operating non-interest income (Non-GAAP)	$40,315	$28,376

Operating Non-Interest Expense
Non-interest expense	$122,686	$118,954
Merger and conversion costs	(1,102)	(22,136)
Restructuring charges	(3,533)	(1,142)
Operating non-interest expense (Non-GAAP)	$118,051	$95,676

Operating Efficiency Ratio
Efficiency ratio	61.48%	79.58%
Effect to adjust for securities gains	—	0.06
Effect to adjust for gain on sale of branches	0.03	0.22
Effect to adjust for merger and conversion costs	(0.56)	(14.85)
Effect to adjust for restructuring costs	(1.77)	(0.77)
Operating efficiency ratio (Non-GAAP)	59.18%	64.24%